Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Techpoint, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$390,220,454.70 (1)(2)	0.00015310	$59,742.75(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$390,220,454.70

Total Fees Due for Filing			$59,742.75

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$59,742.75

(1)	Title of each class of securities to which transaction applies:

Common stock, $0.0001 par value per share (“Common Stock”), of Techpoint, Inc., a Delaware corporation (the “Registrant”).

(2)	Aggregate number of securities to which transaction applies:

As of the close of business on February 28, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 19,555,455, which consists of (a) 18,712,175 issued and outstanding shares of Common Stock; (b) 315,530 shares of Common Stock subject to outstanding and vested options to purchase shares of Common Stock; and (c) 527,750 shares of Common Stock subject to restricted stock unit awards with time-based vesting restrictions in respect of shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

Solely for the purpose of calculating the filing fee, as of the close of business on February 28, 2025, the underlying value of the transaction was calculated as the aggregate sum (such sum, the “Total Consideration”) of:

a.

the product of 18,712,175 issued and outstanding shares of Common Stock multiplied by the Merger Consideration (as defined in the Agreement and Plan of Merger, dated as of January 15, 2025, by and among the Registrant, ASMedia Technology Inc., a Taiwanese corporation, and Apex Merger Sub Inc., a Delaware corporation, as may be amended from time to time) of $20.00 per share of Common Stock;

b.

the product of 315,530 shares of Common Stock subject to outstanding and vested options to purchase shares of Common Stock in respect of shares of Common Stock multiplied by the product of (x) the total number of shares of Common Stock underlying such option multiplied by $17.18 (which is the excess of the Merger Consideration of $20.00 per share of Common Stock over $2.82, the weighted average exercise price of such outstanding and vested options); and

c.

the product of 527,750 shares of Common Stock subject to outstanding restricted stock unit awards with time-based vesting restrictions in respect of shares of Common Stock multiplied by the Merger Consideration of $20.00 per share of Common Stock.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00015310.

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